Exhibit 10.3

TEMPUR-PEDIC INTERNATIONAL INC.

2003 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) dated as of December 1, 2004, is between Tempur-Pedic International Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below, residing at the address there set out (the “Recipient”).

1. Award of Units. Pursuant and subject to the Company’s 2003 Equity Incentive Plan as attached hereto (as the same my be amended from time to time, the “Plan”) and the Employment and Noncompetition Agreement, dated as of December 1, 2004, between the Company and the Recipient (the “Employment Agreement”), the Company grants the Recipient an award (the “Award”) of 70,000 restricted stock units (“Restricted Stock Units”) of the common stock, par value $.01 per share, of the Company (the “Stock”). The Grant Date of this Award is as of December 1, 2004.

2. Rights of Restricted Stock Units. The Recipient will receive no dividend equivalent payments on the Restricted Stock Units. Unless and until both the vesting conditions of the award have been satisfied and the Recipient has received the shares of Stock in accordance with the terms and conditions described herein, you have none of the attributes of ownership with respect to such shares of Stock.

3. Vesting Period and Rights; Taxes and Filings. The Award will vest in six installments as follows:

Number of Shares in Each Installment	Vesting Date
11,667	July 1, 2005
11,667	January 1, 2006
11,667	July 1, 2006
11,667	January 1, 2007
11,666	July 1, 2007
11,666	January 1, 2008

Subject to the provisions of Section 4 below, the vesting is subject to the Recipient continuing to be employed by the Company on the applicable vesting date as set forth above (the “Vesting Date”). The vested portion of the Award shall be paid as soon as practicable following the Vesting Date. At the time of vesting, the Recipient will receive one share of the Company’s Stock for each of the Recipient’s vested Restricted Stock Units.

The Recipient is required to pay all withholding taxes and is responsible for any filings required under Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

4. Termination of Employment. If the Recipient’s employment with the Company terminates, the right to the Restricted Stock Units shall be as follows:

a. Death. If the Recipient dies, the Restricted Stock Units granted hereunder will vest immediately to the person or persons to whom the Recipient’s rights shall pass by will or the laws, of descent and distribution.

b. Permanent Disability. If the Company terminates the Recipient’s employment for disability pursuant to paragraph 3.1(d) of the Employment Agreement, the Restricted Stock Units granted hereunder will vest immediately.

c. By the Company For Cause or By the Recipient Without Good Cause. If the Recipient ceases to be an active employee of the Company due to the Recipient’s termination by the Company For Cause or if his employment is terminated by the Recipient without Good Reason (each as defined in the Employment Agreement), the Recipient’s right to such Restricted Stock Units granted hereunder shall be forfeited.

d. By the Company Other Than for Cause, Disability or Death or By the Recipient for Good Cause. If the Recipient ceases to be an active employee of the Company due to the Recipient’s termination by the Company other than For Cause, disability or death or is terminated by the Recipient for Good Reason (as defined in the Employment Agreement), the Restricted Stock Units granted hereunder will vest immediately. For purposes of this subsection (d), failure of the Company to renew the Recipient’s Employment Agreement shall not constitute termination of the Recipient’s employment with the Company

e. Payment. In all cases, payment with respect to the vested Restricted Stock Units shall be made as soon as practicable following the date of accelerated vesting as described above.

5. Change of Control Provisions. This Agreement is subject to the Change of Control provision found in Section 9(b) of the Plan.

6. Other Provisions.

a. This Award of Restricted Stock Units does not give the Recipient any right to continue to be employed by the Company, or limit, in any way, the right of the Company to terminate the Recipient’s employment, at any time, for any reason not specifically prohibited by law.

b. The Company is not liable for the non-issuance or non-transfer, nor for any delay in the issuance or transfer of any shares of common stock due to the Recipient upon the Vesting Date with respect to vested Restricted Stock Units which results from the inability of the Company to obtain, from each regulatory body having jurisdiction, all requisite authority to issue or transfer shares of common stock of the Company if counsel for the Company deems such authority necessary for the lawful issuance or transfer of any such shares. Acceptance of this Award constitutes the Recipient’s agreement that the shares of Stock subsequently acquired hereunder, if any, will not be sold or otherwise disposed of by the Recipient in violation of any applicable securities laws or regulations.

c. The Restricted Stock Units are subject to this Agreement and Recipient’s acceptance hereof shall constitute the Recipient’s agreement to any administrative regulations of the Compensation Committee of the Company’s Board of Directors (the “Committee”). In the event of any inconsistency between this Agreement and the provisions of the Plan, the provisions of the Plan shall prevail.

d. All decisions of the Committee upon any questions arising under the Plan or under these terms and conditions shall be conclusive and binding.

e. During the Recipient’s lifetime, no right hereunder related to these Restricted Stock Units shall be transferable except by will or the laws of descent and distribution.

7. Incorporation of Plan Terms. This Award is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver shares upon exercise set forth in Section 10 (Settlement of Awards).

8. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Award Agreement as a sealed instrument as of the date first above written.

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/S/ H. THOMAS BRYANT	/S/ MATTHEW CLIFT
Title:	President	Signature of Recipient

Matthew Clift
Name of Recipient

Recipient’s Address:

105 Crosswoods Place
Nicholasville, KY 40356